Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-1 No. 333-258149) and related Prospectus of The Beachbody Company, Inc. for the registration of 243,320,841 shares of its common stock, 5,333,333 warrants to purchase shares of its common stock and 15,333,333 shares of its common stock underlying warrants,

(2)
Registration Statement (Form S-8 No. 333-259100) pertaining to the 2021 Incentive Award Plan, the 2021 Employee Stock Purchase Plan and the Amended and Restated 2020 Equity Compensation Plan of The Beachbody Company, Inc.

(3)
Registration Statement (Form S-8 No. 333-272686) pertaining to the 2021 Incentive Award Plan, the 2021 Employee Stock Purchase Plan and the 2023 Employment Inducement Incentive Award Plan of The Beachbody Company, Inc., and

(4)
Registration Statement (Form S-3 No. 333-274828) and related Prospectus of The Beachbody Company, Inc. for the registration of up to $50,000,000 in the aggregate of its common stock, preferred stock, debt securities, warrants and units.

of our report dated March 16, 2023 (except for the effects of the reverse stock split discussed in Note 1 and Note 15, as to which the date is January 24, 2024), with respect to the consolidated financial statements of The Beachbody Company, Inc. included in this Annual Report (Form 10-K) of The Beachbody Company, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Los Angeles, California

March 11, 2024